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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of AGL Resources Inc. on Form S-8 of our report dated November 27, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph as to the change in methods of accounting for postretirement benefits other than pensions and for income taxes) appearing in and incorporated by reference in the Annual Report on Form 10-K of Atlanta Gas Light Company for the year ended September 30, 1995, and our report dated January 5, 1996 contained in Amendment No. 1 to Registration Statement No. 33-99826 insofar as such report relates to the balance sheet of AGL Resources Inc. as of January 5, 1996.



DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 9, 1996